Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Karen Nolan
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6619
	kim_watkins@intuit.com	karen_nolan@intuit.com

Intuit Third Quarter Revenue Declined 8 Percent;
Small Business Online Ecosystem Revenue Grew 28 Percent

MOUNTAIN VIEW, Calif. - May 21, 2020 - Intuit Inc. (Nasdaq: INTU), maker of TurboTax, QuickBooks and Mint, announced financial results for the third quarter of fiscal 2020, which ended April 30.

“During the first half of the fiscal year we grew total company revenue 14 percent, and we saw this momentum continue into the beginning of the third quarter. However, the COVID-19 pandemic resulted in the IRS extending the tax filing deadline to July 15. This caused the timing of millions of tax filings to shift later in the season, resulting in total revenue declining 8 percent in the quarter," said Sasan Goodarzi, Intuit’s chief executive officer. “Additionally, the shelter-in-place directives negatively impacted small businesses who are facing loss of income and cash flow to pay employees and weather the storm."
Financial Highlights
For the third quarter, Intuit reported:

•	Total revenue of $3.0 billion, down 8 percent.

•	Small Business and Self-Employed Group revenue up 11 percent to $1.0 billion.

•	Small Business Online Ecosystem revenue grew 28 percent.

•	Consumer Group revenue declined 15 percent to $1.8 billion.
Unless otherwise noted, all growth rates refer to the current period versus the comparable prior-year period, and the business metrics and associated growth rates refer to worldwide business metrics.

Snapshot of Third-quarter Results

	GAAP			Non-GAAP
	Q3 FY20	Q3 FY19	Change	Q3 FY20	Q3 FY19	Change
Revenue	$3,002	$3,272	(8)%	$3,002	$3,272	(8)%
Operating Income	$1,413	$1,784	(21)%	$1,539	$1,888	(18)%
Earnings Per Share	$4.11	$5.22	(21)%	$4.49	$5.55	(19)%
Dollars are in millions, except earnings per share. See “About Non-GAAP Financial Measures” below for more information regarding financial measures not prepared in accordance with Generally Accepted Accounting Principles (GAAP).
Business Segment Results
Consumer and Strategic Partner Groups

•
Reported $1.8 billion of Consumer Group revenue for the third quarter, down 15 percent, reflecting a shift of a significant portion of tax filings and related revenue out of the third quarter and into the fourth quarter.

•
Drove DIY category growth of 2.2 percent, outpacing assisted category decline of 18.8 percent while total e-files were down 9.6 percent, based on IRS data through May 8. Because this data includes stimulus filings for individuals not usually required to file a tax return, it is not comparable to prior year data.

•	The company expects more of its customers with complex returns to file later in the extended season. TurboTax Online share and average revenue per customer remain on track for the season.

•
Reported $193 million of professional tax revenue in the Strategic Partner Group for the third quarter, down 18 percent, reflecting the impact of the extended deadline on the timing of consumer tax filings completed by accountants.

Small Business and Self-Employed Group

•	For the third fiscal quarter:

◦	Grew QuickBooks online accounting revenue 36 percent in the quarter, driven primarily by customer growth, higher effective prices and, to a lesser extent, mix-shift.

◦	Increased Online Services revenue 16 percent, driven by QuickBooks Online payroll and QuickBooks Online payments.

•	During the second half of the quarter:

◦	The majority of Intuit's customers, which are service-based businesses, were negatively impacted by shelter-in-place.

◦
QuickBooks Online new customer acquisition decelerated by approximately 15 points versus the first half of the quarter and retention within the existing base decreased by 2 points. Despite these headwinds, the customer base and average revenue per customer are expected to grow in fiscal year 2020.

◦	After growing approximately 30 percent through mid-March, online payments charge volume growth decelerated and was flat.

◦
Within online payroll, after an increase of 20 percent year-over-year in workers paid through mid-March, workers paid decreased 10 percent year-over-year. After the total number of companies running payroll grew approximately 15 percent year-over-year through mid-March, the number of companies running payroll was approximately flat.

•
QuickBooks Capital has funded $680 million in loans since being launched over 2 years ago. At the end of the third quarter, the net loans receivable balance was $89 million. Loans from the Paycheck Protection Program (PPP) through QuickBooks Capital as of April 30 were insignificant.

•	Since April 30, 2020, Intuit helped make available just over $875 million of approved small business loans to customers from the PPP through QuickBooks Capital as of May 20.
Capital Allocation Summary
In the third quarter the company:

•
Had a total cash and investments balance of approximately $4 billion as of April 30. Intuit drew down the full amount of its $1 billion revolving credit facility on May 7 to maintain financial flexibility.

•	Repurchased $40 million of shares, with $2.4 billion remaining on the company's authorization.

•	Received Board approval for a quarterly dividend of $0.53 per share, payable July 20, 2020. This represents a 13 percent increase compared to the same period last year.
Conference Call Details
Intuit executives will discuss the financial results on a conference call at 1:30 p.m. Pacific time on May 21. To hear the call, dial 844-246-4601 in the United States or 703-639-1172 from international locations. No reservation or access code is needed. The conference call can also be heard live at http://investors.intuit.com/Events/default.aspx. Prepared remarks for the call will be available on Intuit’s website after the call ends.

Replay Information
A replay of the conference call will be available for one week by calling 855-859-2056, or 404-537-3406 from international locations. The access code for this call is 9161407. The audio webcast will remain available on Intuit’s website for one week after the conference call.
About Intuit
Intuit’s mission is to Power Prosperity Around the World. We are a global financial platform company with products including TurboTax, QuickBooks, Mint and Turbo, designed to empower consumers, self-employed and small businesses to improve their financial lives. Our platform and products help customers get more money with the least amount of work, while giving them complete confidence in their actions and decisions. Our innovative ecosystem of financial management solutions serves approximately 50 million customers worldwide. Please visit us for the latest news and in-depth information about Intuit and its brands and find us on social.
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying tables titled "About Non-GAAP Financial Measures" as well as the related Table B1 and Table B2. A copy of the press release issued by Intuit today can be found on the investor relations page of Intuit's website.
Cautions About Forward-looking Statements
This press release contains forward-looking statements, including the impact of the COVID-19 pandemic on Intuit’s business; the timing of when individuals will file their tax returns; Intuit’s prospects for the business in fiscal 2020 and beyond; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding Intuit’s corporate tax rate; and expectations regarding the impact of our strategic decisions on Intuit’s business.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic instability and uncertainty. These factors include, without limitation, the following: our ability to compete successfully; our participation in the Free File Alliance; potential governmental encroachment in our tax businesses; our ability to adapt to technological change; our ability to predict consumer behavior; our reliance on third-party intellectual property; our ability to protect our intellectual property rights; any harm to our reputation; risks associated with acquisition and divestiture activity; the issuance of equity or incurrence of debt to fund an acquisition; our cybersecurity incidents (including those affecting the third parties we rely on); customer concerns about privacy and cybersecurity incidents; fraudulent activities by third parties using our offerings; our failure to process transactions effectively; interruption or failure of our information technology; our ability to maintain critical third-party business relationships; our ability to attract and retain talent; any deficiency in the quality or accuracy of our products (including the advice given by experts on our platform); any delays in product launches; difficulties in processing or filing customer tax submissions; risks associated with international operations; changes to public policy, laws or regulations affecting our businesses; litigation in which we are involved; the seasonal nature of our tax business; changes in tax rates and tax reform legislation; global economic changes; exposure to credit risk of the businesses we provide capital to; amortization of acquired intangible assets and impairment charges; our ability to repay outstanding debt; our ability to repurchase shares or distribute dividends; volatility of our stock price; and our ability to successfully market our offerings. More details about these and other risks that may impact our business are included in our Form 10-K for fiscal 2019 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements represent the judgment of the management of Intuit as of the date of this presentation. We do not undertake any duty to update any forward-looking statement or other information in this presentation.

TABLE A
INTUIT INC.
GAAP CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30, 2020	April 30, 2019	April 30, 2020	April 30, 2019
Net revenue:
Product	$443	$498	$1,341	$1,378
Service and other	2,559	2,774	4,522	4,412
Total net revenue	3,002	3,272	5,863	5,790
Costs and expenses:
Cost of revenue:
Cost of product revenue	16	19	57	60
Cost of service and other revenue	405	330	982	811
Amortization of acquired technology	5	5	17	15
Selling and marketing	648	652	1,624	1,546
Research and development	332	311	999	900
General and administrative	181	170	486	447
Amortization of other acquired intangible assets	2	1	5	4
Total costs and expenses [A]	1,589	1,488	4,170	3,783
Operating income	1,413	1,784	1,693	2,007
Interest expense	(2)	(4)	(7)	(12)
Interest and other income, net	(3)	17	26	23
Income before income taxes	1,408	1,797	1,712	2,018
Income tax provision [B]	324	419	331	417
Net income	$1,084	$1,378	$1,381	$1,601

Basic net income per share	$4.15	$5.30	$5.29	$6.16
Shares used in basic per share calculations	261	260	261	260

Diluted net income per share	$4.11	$5.22	$5.24	$6.06
Shares used in diluted per share calculations	264	264	264	264

Cash dividends declared per common share	$0.53	$0.47	$1.59	$1.41

See accompanying Notes.

INTUIT INC.
NOTES TO TABLE A

[A]	The following table summarizes the total share-based compensation expense that we recorded in operating income for the periods shown.

	Three Months Ended		Nine Months Ended
(in millions)	April 30, 2020	April 30, 2019	April 30, 2020	April 30, 2019
Cost of revenue	$15	$15	$44	$44
Selling and marketing	27	23	86	78
Research and development	36	32	111	101
General and administrative	25	28	80	80
Total share-based compensation expense	$103	$98	$321	$303

[B]
We compute our provision for or benefit from income taxes by applying the estimated annual effective tax rate to income or loss from recurring operations and adding the effects of any discrete income tax items specific to the period.

For the three and nine months ended April 30, 2020, we recognized excess tax benefits on share-based compensation of $7 million and $59 million, respectively, in our provision for income taxes. For the three and nine months ended April 30, 2019, we recognized excess tax benefits on share-based compensation of $20 million and $69 million, respectively, in our provision for income taxes.
Our effective tax rates for the three and nine months ended April 30, 2020 were approximately 23% and 19%, respectively. Excluding discrete tax items primarily related to share-based compensation tax benefits mentioned above, our effective tax rate for the period was 24%. The difference from the federal statutory rate of 21% was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.
Our effective tax rates for the three and nine months ended April 30, 2019 were approximately 23% and 21%. Excluding discrete tax items primarily related to share-based compensation tax benefits mentioned above, our effective tax rate for both periods was 23%. The difference from the federal statutory rate of 21% was primarily due to state income taxes and non-deductible share-based compensation, which were partially offset by the tax benefit we received from the federal research and experimentation credit.

TABLE B1
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2020
	Q1	Q2	Q3	Q4	Year to Date
GAAP operating income (loss)	$10	$270	$1,413	$—	$1,693
Amortization of acquired technology	6	6	5	—	17
Amortization of other acquired intangible assets	2	1	2	—	5
Professional fees for business combinations	—	—	16	—	16
Share-based compensation expense	111	107	103	—	321
Non-GAAP operating income (loss)	$129	$384	$1,539	$—	$2,052

GAAP net income (loss)	$57	$240	$1,084	$—	$1,381
Amortization of acquired technology	6	6	5	—	17
Amortization of other acquired intangible assets	2	1	2	—	5
Professional fees for business combinations	—	—	16	—	16
Share-based compensation expense	111	107	103	—	321
Net (gain) loss on debt securities and other investments	1	1	2	—	4
Income tax effects and adjustments [A]	(68)	(49)	(29)	—	(146)
Non-GAAP net income (loss)	$109	$306	$1,183	$—	$1,598

GAAP diluted net income (loss) per share	$0.22	$0.91	$4.11	$—	$5.24
Amortization of acquired technology	0.02	0.02	0.02	—	0.06
Amortization of other acquired intangible assets	0.01	—	0.01	—	0.02
Professional fees for business combinations	—	—	0.06	—	0.06
Share-based compensation expense	0.42	0.41	0.39	—	1.22
Net (gain) loss on debt securities and other investments	—	—	0.01	—	0.01
Income tax effects and adjustments [A]	(0.26)	(0.18)	(0.11)	—	(0.55)
Non-GAAP diluted net income (loss) per share	$0.41	$1.16	$4.49	$—	$6.06

Shares used in GAAP diluted per share calculation	264	264	264	—	264

Shares used in non-GAAP diluted per share calculation	264	264	264	—	264
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table D, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table D for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE B2
INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, except per share amounts)
(Unaudited)

	Fiscal 2019
	Q1	Q2	Q3	Q4	Full Year
GAAP operating income (loss)	$(10)	$233	$1,784	$(153)	$1,854
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Non-GAAP operating income (loss)	$102	$339	$1,888	$(47)	$2,282

GAAP net income (loss)	$34	$189	$1,378	$(44)	$1,557
Amortization of acquired technology	5	5	5	5	20
Amortization of other acquired intangible assets	2	1	1	2	6
Professional fees for business combinations	—	—	—	1	1
Share-based compensation expense	105	100	98	98	401
Net (gain) loss on debt securities and other investments	1	2	2	1	6
Income tax effects and adjustments [A]	(71)	(33)	(19)	(86)	(209)
Non-GAAP net income (loss)	$76	$264	$1,465	$(23)	$1,782

GAAP diluted net income (loss) per share	$0.13	$0.72	$5.22	$(0.17)	$5.89
Amortization of acquired technology	0.02	0.02	0.02	0.02	0.08
Amortization of other acquired intangible assets	0.01	—	—	0.01	0.03
Professional fees for business combinations	—	—	—	—	—
Share-based compensation expense	0.40	0.38	0.38	0.38	1.52
Net (gain) loss on debt securities and other investments	—	0.01	0.01	—	0.02
Income tax effects and adjustments [A]	(0.27)	(0.13)	(0.08)	(0.33)	(0.79)
Non-GAAP diluted net income (loss) per share	$0.29	$1.00	$5.55	$(0.09)	$6.75

Shares used in GAAP diluted per share calculation	264	264	264	260	264

Shares used in non-GAAP diluted per share calculation	264	264	264	260	264
[A]    As discussed in “About Non-GAAP Financial Measures - Income Tax Effects and Adjustments” following Table D, our long-term non-GAAP tax rate eliminates the effects of non-recurring and period-specific items. Other income tax adjustments consist primarily of the tax impact of the non-GAAP pre-tax adjustments and the excess tax benefits on share-based compensation.
See “About Non-GAAP Financial Measures” immediately following Table D for information on these measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

TABLE C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	April 30, 2020	July 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$3,371	$2,116
Investments	600	624
Accounts receivable, net	219	87
Income taxes receivable	6	65
Prepaid expenses and other current assets	277	266
Current assets before funds held for customers	4,473	3,158
Funds held for customers	389	436
Total current assets	4,862	3,594

Long-term investments	19	13
Property and equipment, net	745	780
Operating lease right-of-use assets	220	—
Goodwill	1,653	1,655
Acquired intangible assets, net	34	54
Other assets	231	187
Total assets	$7,764	$6,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$350	$50
Accounts payable	384	274
Accrued compensation and related liabilities	348	385
Deferred revenue	632	619
Income taxes payable	325	4
Other current liabilities	285	198
Current liabilities before customer fund deposits	2,324	1,530
Customer fund deposits	389	436
Total current liabilities	2,713	1,966

Long-term debt	48	386
Long-term deferred income tax liabilities	22	37
Operating lease liabilities	215	—
Other long-term obligations	26	145
Total liabilities	3,024	2,534

Stockholders’ equity	4,740	3,749
Total liabilities and stockholders’ equity	$7,764	$6,283

TABLE D
INTUIT INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	April 30, 2020	April 30, 2019
Cash flows from operating activities:
Net income	$1,381	$1,601
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	145	147
Amortization of acquired intangible assets	23	19
Non-cash operating lease cost	46	—
Share-based compensation expense	321	303
Deferred income taxes	(102)	(44)
Other	22	12
Total adjustments	455	437
Changes in operating assets and liabilities:
Accounts receivable	(132)	(165)
Income taxes receivable	58	67
Prepaid expenses and other assets	(55)	(30)
Accounts payable	111	205
Accrued compensation and related liabilities	(32)	(55)
Deferred revenue	15	(7)
Operating lease liabilities	(42)	—
Income taxes payable	322	334
Other liabilities	46	59
Total changes in operating assets and liabilities	291	408
Net cash provided by operating activities	2,127	2,446
Cash flows from investing activities:
Purchases of corporate and customer fund investments	(487)	(379)
Sales of corporate and customer fund investments	105	60
Maturities of corporate and customer fund investments	408	175
Purchases of property and equipment	(107)	(129)
Originations of term loans to small businesses	(240)	(235)
Principal repayments of term loans from small businesses	229	188
Other	(19)	3
Net cash used in investing activities	(111)	(317)
Cash flows from financing activities:
Proceeds from borrowings under secured revolving credit facility	—	48
Repayment of debt	(38)	(38)
Proceeds from issuance of stock under employee stock plans	160	231
Payments for employee taxes withheld upon vesting of restricted stock units	(128)	(93)
Cash paid for purchases of treasury stock	(323)	(408)
Dividends and dividend rights paid	(419)	(374)
Net change in customer fund deposits [A]	(47)	16
Other	(1)	(7)
Net cash used in financing activities	(796)	(625)
Effect of exchange rates on cash, cash equivalents, restricted cash, and restricted cash equivalents	(12)	(6)
Net increase in cash, cash equivalents, restricted cash, and restricted cash equivalents	1,208	1,498
Cash, cash equivalents, restricted cash, and restricted cash equivalents at beginning of period	2,352	1,631
Cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$3,560	$3,129

Reconciliation of cash, cash equivalents, restricted cash, and restricted cash equivalents reported within the condensed consolidated balance sheet to the total amounts reported on the condensed consolidated statement of cash flows

Cash and cash equivalents	$3,371	$2,946
Restricted cash and restricted cash equivalents included in funds held for customers [B]	189	183
Total cash, cash equivalents, restricted cash, and restricted cash equivalents at end of period	$3,560	$3,129
[A] For the nine months ended April 30, 2019, we reclassified the net change in customer fund deposits in the condensed consolidated statements of cash flows from investing activities to financing activities to conform to the current presentation.
[B] See quarterly reports filed on Form 10-Q for reconciliation of funds held for customers by investment category.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated May 21, 2020 contains non-GAAP financial measures. Table B1 and Table B2 reconcile the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Gains and losses on disposals of businesses and long-lived assets

•	Professional fees for business combinations

We also exclude the following items from non-GAAP net income (loss) and diluted net income (loss) per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire a business in a business combination, we are required by GAAP to record the fair values of the intangible assets of the business and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired businesses. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.

Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal 2019 and fiscal 2020. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.